Exhibit 99.1

Columbia-Blackshear Senior Residences, LP

Financial Statements
(With Supplementary Information)
and Report of Independent Registered Public Accounting Firm

December 31, 2017 and 2016

Columbia-Blackshear Senior Residences, LP

1

Report of Independent Registered Public Accounting Firm

To the Partners

Columbia-Blackshear Senior Residences, LP

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Columbia-Blackshear Senior Residences, LP as of December 31, 2017 and 2016, and the related statements of operations, partners' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Partnership’s auditor since 2005.

/S/ CohnReznick LLP

COHNREZNICK LLP

Atlanta, Georgia

April 9, 2018

2

Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Current assets
Cash	$4,971	$14,890
Prepaid expenses	23,432	25,876

Total current assets	28,403	40,766

Restricted deposits and funded reserves
Tenant security deposits	25,189	25,545
Replacement reserve	286,589	243,303
Real estate tax and insurance escrow	4,786	12,597
Operating deficit reserve	126,702	126,504
Reserve fee escrow	9,053	9,053

Total restricted deposits and funded reserves	452,319	417,002

Rental property
Buildings and improvements	7,031,775	7,031,775
Land improvements	1,140,040	1,140,040
Furniture and equipment	752,632	752,632
	8,924,447	8,924,447
Accumulated depreciation	(3,164,524)	(2,876,176)
	5,759,923	6,048,271
Land	337,557	337,557

Total rental property	6,097,480	6,385,828

Other assets
Tax credit monitoring fees, net	35,600	42,720

Total other assets	35,600	42,720
Total assets	$6,613,802	$6,886,316

3

Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2017 and 2016

	2017	2016
Liabilities and Partners' Equity
Current liabilities
Accounts payable	$21,664	$9,797
Accrued asset management fee	21,922	10,950
Accrued interest payable - first mortgage	9,980	9,980
Current maturities of long-term debt - first mortgage	34,107	31,861

Total current liabilities	87,673	62,588

Deposits and prepaid liability
Tenant security deposits	25,188	25,545
Prepaid rent	7,925	3,979

Total deposits and prepaid liability	33,113	29,524

Long-term liabilities
Mortgages payable - first mortgage, net of current maturities	1,438,282	1,464,218
Other liabilities	11,372	12,740
Due to related parties	54,852	47,079

Total long-term liabilities	1,504,506	1,524,037

Commitments and contingencies	-	-

Partners' equity	4,988,510	5,270,167
Total liabilities and partners' equity	$6,613,802	$6,886,316

See Notes to Financial Statements.

4

Columbia-Blackshear Senior Residences, LP

Statements of Operations

Years Ended December 31, 2017 and 2016

	2017	2016

Revenue
Rental income	$649,572	$649,572
Vacancies and concessions	(6,001)	(8,882)
Other operating income	36,141	37,925

Total revenue	679,712	678,615

Operating expenses
Salaries and employee benefits	178,789	163,863
Repairs and maintenance	121,428	144,750
Utilities	91,612	96,436
Property management fee	40,670	41,559
Real estate taxes	106	97
Property insurance	30,088	30,318
Miscellaneous operating expenses	71,456	63,694

Total operating expenses	534,149	540,717

Net operating income	145,563	137,898

Other income (expense)
Interest expense - first mortgage	(115,243)	(117,197)
Miscellaneous other income (expense)	(5,537)	(4,027)
Annual fee to affiliate of limited partners	(10,972)	(10,950)
Depreciation	(288,348)	(308,189)
Amortization	(7,120)	(7,120)

Total other income (expense)	(427,220)	(447,483)
Net loss	$(281,657)	$(309,585)

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Partners' Equity

Years Ended December 31, 2017 and 2016

	General partners	Investor limited partner	State credit limited partner	Total partners' equity

Balance, January 1, 2016	$(86,525)	$3,993,958	$1,672,319	5,579,752

Net loss	(31)	(306,458)	(3,096)	(309,585)

Balance, December 31, 2016	(86,556)	3,687,500	1,669,223	5,270,167

Net loss	(28)	(278,812)	(2,817)	(281,657)
Balance, December 31, 2017	$(86,584)	$3,408,688	$1,666,406	$4,988,510

Partners' percentage of partnership losses	0.01%	98.99%	1.00%	100.00%

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities
Net loss	$(281,657)	$(309,585)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	288,348	308,189
Amortization	7,120	7,120
Amortization of debt issuance costs	8,171	8,013
Changes in:
Tenant accounts receivable	2,461	963
Prepaid expenses	(17)	546
Accounts payable	11,867	9,249
Accrued expenses	-	(587)
Property management fee payable	18,745	23,029
Other liabilities	(1,369)	12,740
Prepaid rent	3,946	778

Net cash provided by operating activities	57,615	60,455

Cash flows from investing activities
Change in real estate tax and insurance escrows	7,811	(6,000)
Change in reserve for replacements	(43,286)	(43,286)
Change in operating deficit reserves	(198)	(126)

Net cash used in investing activities	(35,673)	(49,412)

Cash flows from financing activities
Principal payments on mortgage payable	(31,861)	(29,750)

Net cash used in financing activities	(31,861)	(29,750)

Net decrease in cash	(9,919)	(18,707)

Cash, beginning	14,890	33,597
Cash, end	$4,971	$14,890

Supplemental disclosure of cash flow information
Cash paid for interest	$107,072	$109,184

See Notes to Financial Statements.

7

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Note 1 - Organization and nature of operations

Columbia-Blackshear Senior Residences, LP (the Partnership) was formed as a limited partnership under the laws of the State of Georgia on March 25, 2004, for the purpose of acquiring the land, holding, investing in, constructing, developing, improving, operating, leasing, maintaining, and otherwise dealing with an apartment project. The Project consists of 78 rental units located in Atlanta, Georgia, and operates under the name of Columbia Blackshear Senior Residences (the Project). The partnership agreement was amended on December 1, 2005, and the investor limited partner was admitted.

The Project qualified for and has been allocated federal and state low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section 42), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the tax credits. In addition, the Partnership has executed restrictive covenants for low-income housing tax credits, which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

Profits and losses and federal tax credits are allocated to the partners as follows:

General partners	0.01%
Investor limited partner	98.99%
State credit limited partner	1.00%
Special limited partner	0.00%
100.00%

However, 100 percent of state tax credits are allocated to the state credit limited partner.

The general partners are Columbia-Blackshear Partners, LLC and Blackshear Senior Outreach, LLC. The investor limited partner is BCP/Mt. Pleasant, LLC, and the special limited partner is BCCC, Inc. The state credit limited partner is Boston Capital Peachtree Tax Credit Fund, A Limited Partnership.

Note 2 - Significant accounting policies

Basis of accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Debt issuance costs

Debt issuance costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the mortgage loan payable to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expense and is computed using an imputed interest rate on the related loan.

Income taxes

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership's federal tax status as a pass-through entity is based on its legal status as a partnership. Accordingly, the Partnership is not required to take any tax positions in order to qualify as a pass-through entity. The Partnership is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. The Partnership is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2014. Accordingly, these financial statements do not reflect a provision for income taxes and the Partnership has no other tax positions which must be considered for disclosure.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable and bad debt

Tenant receivables are reported net of an allowance for doubtful accounts. Management's estimate of the allowance is based on historical collection experience and a review of the current status of tenant accounts receivable. It is reasonably possible that management's estimate of the allowance will change.

Tax credit monitoring fees

Tax credit monitoring fees are amortized over the compliance period using the straight-line method. Estimated amortization expense for each of the five ensuing years is expected to be $7,120, annually.

Rental income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are considered to be operating leases.

Impairment of long-lived assets

The Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When recovery is reviewed, if the undiscounted cash flows estimated to be generated by the property are less than its carrying amount, management compares the carrying amount of the property to its fair value in order to determine whether an impairment loss has occurred. The amount of the impairment loss is equal to the excess of the asset's carrying value over its estimated fair value. No impairment loss has been recognized during the years ended December 31, 2017 and 2016.

Rental property

Rental property is carried at cost. Depreciation is computed under the straight-line method using service lives of 10 years for furniture and equipment, 40 years for buildings and improvements, and 20 years for land improvements.

Reclassifications

Certain amounts on the prior year financial statements have been reclassified to conform to the current year presentation.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Note 3 - Partnership contributions

The partnership agreement required the limited partners to make one capital contribution installment totaling $6,162,128 and three capital contribution installments totaling $2,087,249, subject to any low-income housing tax credit adjustments as may be required by the partnership agreement. During 2009, the contribution requirements were reduced for capital adjustments of $393,800. As of December 31, 2017 and 2016, all capital contributions have been funded.

Note 4 – Escrow deposits and restricted reserves

Replacement reserve

The Partnership is required to establish a replacement reserve account that is to be used to replace fixtures, equipment, structural elements and other components of the Project as the need arises. The Partnership is required to deposit $15,600 annually into the replacement reserve account. As of December 31, 2017 and 2016, $286,589 and $243,303, respectively, of reserves were deposited with the lender.

Tax and insurance escrow

In accordance with the terms of the loan agreement, the Partnership is required to make monthly deposits to the tax and insurance escrows. The balance of the tax and insurance escrows as of December 31, 2017 and 2016 were $4,786 and $12,597, respectively.

Operating deficit reserve

The Partnership is required to establish an operating reserve account in the amount of $125,000 that is to be used solely for the payment of operating deficits (including, without limitation, debt service, taxes, and insurance). As of December 31, 2017 and 2016, the balance in the reserve was $126,702 and $126,504, respectively.

Note 5 - Related party transactions

Asset management fee

The Partnership shall pay BCP Asset Management, an affiliate of the limited partners, an annual asset management fee for its services in assisting with preparation of reports. The fee is a cumulative fee of $10,000 and is multiplied by the CPI Adjustment in effect as of January 1 of such year beginning in 2006. The fee is payable to the extent of available net cash flow of the Partnership, as defined in the partnership agreement. As of December 31, 2017 and 2016, asset management fees of $10,972 and $10,950, respectively, were incurred and $21,922 and $10,950 remains payable, respectively.

Property management fee

The Partnership has entered into a management fee agreement with AHP Management Corporation (AHP), an affiliate of the general partners, to provide day-to-day operations management of the Project. The management agreement provides for a monthly fee of 6.18 percent of gross income for the current month. During 2017 and 2016, property management fees of $40,670 and $41,559 were incurred and paid, respectively.

Partnership management fee

The Partnership shall pay to the general partners a non-cumulative fee for each year commencing in 2006 for their services in connection with the administration of the day-to-day business of the Partnership. The fee of $20,000 annually is to be paid from available cash flow, as defined, of such year. During 2017 and 2016, no partnership management fees were incurred or paid.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Incentive management fee

The Partnership shall pay to the general partners an annual, non-cumulative incentive management fee in consideration of their services in maximizing the efficiency of operations of the apartment complex. The incentive management fee shall be an annual amount equal to 6 percent of the gross revenues of the Project annually. The fee shall be earned and payable only to the extent of 60 percent of cash flow available for distribution in any year after payment of all other fees and expenses. The combined incentive management fee and management fee payable under the management agreement shall not exceed 12 percent of the effective gross income of the Partnership in any fiscal year. No fee was incurred during 2017 or 2016.

Due to related parties

The Partnership has received advances from various affiliates that have been used to pay for certain costs of development. These advances are due upon demand and is non-interest bearing. Advances still owed to affiliates at December 31, 2017 and 2016 totaled $54,852 and $47,079, respectively.

Social services

The Partnership pays AHP Management, an affiliate of the Partnership, to provide various services that directly improve the quality of life for the residents. Examples of services include, but are not limited to, daycare and various social events. During the years ended December 31, 2017 and 2016, $5,688 and $5,070, respectively, were paid for these services, respectively and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not directly allowed under the terms of the partnership agreement and is not supported by any other executed agreement.

Compliance review

AHP Management, an affiliate of the Partnership, allocates the Partnership a compliance review fee, which is associated with the management company's employees that are involved with tax compliance matters for the properties. During the years ended December 31, 2017 and 2016, $6,552 and $5,460, respectively, were allocated to the Partnership respectively, and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not specifically allowed by the partnership agreement and is not supported by any other executed agreement.

Note 6 - Mortgage payable

The Partnership entered into a first mortgage with Grandbridge Real Estate Capital, LLC for a maximum amount of $2,300,000. The loan is secured by the real property. The loan bears interest at approximately 240 basis points above the yield on the 10-year U.S. Treasury security issue and matures on January 1, 2027. As of December 31, 2017 and 2016, the interest rate on the first mortgage was 6.83 percent. At December 31, 2017 and 2016, the security mortgage balance was $1,550,310 and $1,582,171, respectively. As of December 31, 2017 and 2016, interest totaling $115,243 and $117,197 was incurred, including $8,171 and $8,013 of amortization of debt issuance costs, respectively, and $9,980 and $9,980 remained payable, respectively.

Debt issuance costs, net of accumulated amortization, totaled $77,921 and $86,092 as of December 31, 2017 and 2016, respectively, and are related to the first mortgage. Debt issuance costs on the above note are being amortized using an imputed rate of 7.96%.

11

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Aggregate annual maturities of the mortgage payable for each of the next five years and thereafter as of December 31, 2017 are as follows:

2018	34,107
2019	36,511
2020	39,084
2021	41,838
2022	44,787
Thereafter	1,353,983
Total	1,550,310
Less current maturities	(34,107)

Net long-term portion	$1,516,203

Note 7 - Commitments and contingencies

Tax credit guaranty

The Partnership (the guarantors) has guaranteed the limited partners will be allocated federal and state low-income housing tax credits as specified in the partnership agreement.

Low-income housing tax credits

The Project applied for and received an allocation low-income housing tax credits which are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

Note 8 - Partnership profits and losses

Distributable cash flow is defined in the partnership agreement as the sum of all cash receipts less cash disbursements for operating activities and replacement reserve funding, including the annual investor service fee.

Distributable cash flow is payable annually as follows:

(a)	First, payment of the investor limited partner and the state credit limited partner (pari passu between them) of the full amount (including interest) of any credit recovery loans;

(b)	Second, payment of the asset management fee for such year and for any previous year(s) as to which the asset management fee shall not yet have been paid in full;

(c)	Third, payment to the developer of the deferred development fee;

(d)	Fourth, repayment of any operating deficit loans;

(e)	Fifth, payment of any partnership management fee currently due;

(f)	Sixth, payment of any incentive management fee currently due; and

(g)	Seventh, any balance, 80 percent to the general partners and 19 percent to the investment limited partner, and 1 percent to the state credit limited partner.

During 2017 and 2016, there were no distributions to the partners.

12

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2017 and 2016

Cash available for distribution from a capital transaction is allocable as follows:

(a)	First, to the payment of all matured debts and liabilities of the Partnership (including unpaid fees but excluding any debts, liabilities and/or fees owed to any Partners) and to the establishment of any required reserves which the General Partners and the auditors shall deem unreasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership;

(b)	Second, to the payment to the investor limited partner and the state credit limited partner of the full amount (including interest) of any credit recovery loans;

(c)	Third, to the payment of any accrued and unpaid asset management fees;

(d)	Fourth, to the repayment of any then-unpaid debts and liabilities owed to partners or affiliates thereof by the Partnership for partnership obligations (exclusive of credit recovery loans, and operating deficit loans) to any of them, including, but not limited to, any unpaid deferred development fee and partnership management fee for the fiscal year of the capital transaction; provided, however, that any debts or obligations to be repaid to any limited partner or affiliate thereof pursuant to this clause shall be repaid prior to the repayment of any such debts or obligations to any general partner or affiliate thereof;

(e)	Fifth, to the repayment of any operating deficit loans;

(f)	Sixth, any balance 18.999 percent to the investor limited partner, 1.00 percent to the state credit limited partner, 0.001 percent to the special limited partner and 80.00 percent to the general partners.

Note 9 - Concentration of credit risk

The Partnership maintains its cash account with Wells Fargo, NA. At times, these balances may exceed the FDIC limits; however, the Partnership has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these cash balances at December 31, 2017 and 2016.

Note 10 - Subsequent events

Events that occur after the balance sheet date but before the financial statements were issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of Columbia-Blackshear Senior Residences, LP through April 9, 2018 (the date the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

13

Supplementary Information

14

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Partners
Columbia-Blackshear Senior Residences, LP

We have audited the financial statements of Columbia-Blackshear Senior Residences, LP as of and for the years ended December 31, 2017 and 2016, and our report thereon dated April 9, 2018, which expressed an unqualified opinion on those financial statements, appears on page 2. The supplemental information contained in the Schedules of Certain Revenues and Expenses has been subjected to audit procedures performed in conjunction with the audit of Columbia-Blackshear Senior Residences, LP’s financial statements. The supplemental information is the responsibility of Columbia-Blackshear Senior Residences, LP’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statement or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with accounting principles generally accepted in the United States of America. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/S/ CohnReznick LLP

COHNREZNICK LLP

Atlanta, Georgia

April 9, 2018

15

Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2017 and 2016

	2017	2016
Rental income
Rent revenue - gross potential	$649,572	$649,572
Total rental income	$649,572	$649,572

Vacancies and concessions
Apartments vacancies	$6,001	$8,882
Total vacancies and concessions	$6,001	$8,882

Other operating income
Security deposit forfeitures	$12	$224
Damages income	521	1,922
Late fees	1,275	675
Application fees	171	191
Services income	31,947	32,580
Miscellaneous other income	2,215	2,333
Total other operating income	$36,141	$37,925

Salaries and employee benefits
Salaries - administrative	$61,259	$54,262
Salaries - leasing	6,100	5,000
Salaries - maintenance	70,427	67,483
Salaries - security	-	86
Payroll taxes	16,780	15,236
Health insurance and other benefits	20,653	18,240
Workmen's compensation insurance	3,570	3,556
Total salaries and employee benefits	$178,789	$163,863

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2017 and 2016

	2017	2016
Repairs and maintenance
Exterminating	$10,472	$6,922
Grounds	14,894	12,428
Fire protection	4,964	8,456
Security services/contract	357	-
Supplies	2,741	2,892
HVAC expense	21,062	14,123
Painting - exterior	980	23
Painting, decorating and cleaning	5,508	8,717
Repairs and maintenance - other than contracts	26,813	33,646
Repairs and maintenance - contracts	3,195	7,013
Elevator	4,147	2,157
Carpeting	7,750	11,397
Miscellaneous maintenance expenses	18,545	36,976
Total repairs and maintenance	$121,428	$144,750

Utilities
Electricity	$42,298	$47,565
Sewer	49,314	48,871
Total utilities	$91,612	$96,436

Miscellaneous operating expenses
Office supplies and expense	$1,619	$1,780
Training and travel	3,626	1,831
Telephone and answering service	14,871	12,396
Computer supplies and expense	11,489	8,901
Bad debt expense	6,874	5,640
Compliance review	6,552	5,460
Miscellaneous administrative	2,506	3,366
Advertising and newspaper	837	810
Legal	1,004	2,003
Accounting	12,760	12,660
Other professional fees	1,580	1,783
Social services	5,688	5,070
Other taxes, licenses and insurance	2,050	1,994
Total miscellaneous operating expenses	$71,456	$63,694

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2017 and 2016

	2017	2016
Miscellaneous other income (expense)
Miscellaneous other income	$125	$680
Miscellaneous other expense	(5,662)	(4,707)
Total miscellaneous other income (expense)	$(5,537)	$(4,027)

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